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Exhibit 23.1

CONSENT OF KUTAK ROCK LLP

        We consent to the references to Kutak Rock LLP and the use of our name under the captions "U.S. Federal Income Tax Considerations," "Legal Matters" and other references thereto in the Post-Effective Amendment to the registration statement of GCO Education Loan Funding Trust-I and GCO ELF LLC to which this consent is attached. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Kutak Rock LLP

January 18, 2005

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CONSENT OF KUTAK ROCK LLP